PRESS RELEASE

Longtime Finance Leader and Life Sciences Executive Paul Parker Elected to Clorox Board

OAKLAND, Calif., Nov. 18, 2020 – The Clorox Company (NYSE:CLX) announced today that Paul Parker was formally elected to serve on its board of directors. Currently a corporate officer and senior vice president of strategy and corporate development for Thermo Fisher Scientific Inc., he has spent more than three decades within the financial services industry, with a focus on global mergers and acquisitions and investment banking.

“Paul’s deep experience in finance, M&A and strategy will contribute important perspective to the board going forward,” said Clorox lead independent director Pamela Thomas-Graham. “This expertise will be especially valuable as Clorox looks to build on its momentum and support its ambition of accelerating long-term growth.”

At Thermo Fisher, Parker, 57, is responsible for corporate strategy, mergers and acquisitions, corporate social responsibility, government relations, and digital marketing and e-commerce. He previously served as chairman of global M&A at Goldman Sachs & Co. and held senior finance leadership roles at Barclays and Lehman Brothers.

Additional information about The Clorox Company board of directors can be found at www.thecloroxcompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 8,800 employees worldwide and fiscal year 2020 sales of $6.7 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags and wraps; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife®, Rainbow Light®, Natural Vitality Calm™, NeoCell® and Stop Aging Now® vitamins, minerals and supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. More than 80% of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, listed No. 1 on the 2020 Axios Harris Poll 100 reputation rankings and included on the Barron’s 2020 100 Most Sustainable Companies list and the Human Rights Campaign’s 2020 Corporate Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed more than $25 million in combined cash grants, product donations and cause marketing in fiscal year 2020. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Media Relations

Aileen Zerrudo aileen.zerrudo@clorox.com
Naomi Greer naomi.greer@clorox.com

Investor Relations

Lisah Burhan lisah.burhan@clorox.com
Scott Saul scott.saul@clorox.com